Exhibit 7(b)

LETTER AGREEMENT

The Managers Funds

Amended and Restated Distribution Agreement

[            ], 2010

Managers Distributors, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, Vice President

Re:	Amended and Restated Distribution Agreement between Managers Distributors, Inc. and The Managers Funds, dated as of December 5, 2009

Ladies and Gentlemen:

The Managers Funds (the “Trust”) hereby notifies you that it is creating four new series to be named the Managers Cadence Capital Appreciation Fund, the Managers Cadence Emerging Companies Fund, the Managers Cadence Focused Growth Fund and the Managers Cadence Mid-Cap Fund (the “New Funds”), and that the Trust desires Managers Distributors, Inc. (“MDI”) to provide distribution services with respect to the New Funds pursuant to the terms and conditions of the Amended and Restated Distribution Agreement between the Trust and MDI dated December 5, 2009, as amended from time to time (the “Distribution Agreement”). Attached as Schedule A is an amended and restated Appendix A to the Distribution Agreement.

Please acknowledge your agreement to provide the services contemplated by the Distribution Agreement to the New Funds and your agreement to amend the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

The Managers Funds

By:
Name: Donald S. Rumery
Title: Treasurer and Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED

Managers Distributors, Inc.

By:
Name: Keitha L. Kinne
Title: Vice President
Date: [ ], 2010

Schedule A

AMENDED AND RESTATED APPENDIX A

Managers AMG Essex Large Cap Growth Fund

Managers Special Equity Fund

Managers International Equity Fund

Managers Bond Fund

Managers Global Bond Fund

Managers Emerging Markets Equity Fund

Managers Cadence Capital Appreciation Fund

Managers Cadence Emerging Companies Fund

Managers Cadence Focused Growth Fund

Managers Cadence Mid-Cap Fund